Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 MEF of our report dated May 7, 2021 (July 19, 2021 as to the effects of the forward stock split described in Note 2 and Note 16), relating to the financial statements of Caribou Biosciences, Inc., appearing in Registration Statement No. 333-257604 on Form S-1 of Caribou Biosciences, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement. No. 333-257604 on Form S-1.

/s/ Deloitte & Touche LLP

San Francisco, California

July 22, 2021